Event ID:   2079536
Culture:   en-US
Event Name: Q3 2009 RAND LOGISTICS, INC. Earnings Conference Call
Event Date: 2009-02-11T13:30:00 UTC

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Notes:

Converted From Text Transcript
2079536
Q3 2009 RAND LOGISTICS, INC. Earnings Conference Call
February 11, 2009
C:  Lesley Snyder; The Piacente Group, Inc.; Investor Relations
C:  Laurence Levy; Rand Logistics, Inc.; Chairman and CEO
C:  Scott Bravener; Lower Lakes Towing; President and CEO
C:  Joe McHugh; Rand Logistics, Inc.; CFO
P:  Fred Buonocore; CJS Securities; Analyst
P:  Ross Haberman; Haberman Value Fund; Analyst
P:  Matthew Campbell; Knott Partners; Analyst
P:  Robert Henderson; Rutabaga Capital; Analyst
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C: Lesley Snyder; The Piacente Group, Inc.; Investor Relations
C: Laurence Levy; Rand Logistics, Inc.; Chairman and CEO
C: Scott Bravener; Lower Lakes Towing; President and CEO
C: Joe McHugh; Rand Logistics, Inc.; CFO
P: Fred Buonocore; CJS Securities; Analyst
P: Ross Haberman; Haberman Value Fund; Analyst
P: Matthew Campbell; Knott Partners; Analyst
P: Robert Henderson; Rutabaga Capital; Analyst
P: Operator

+++ presentation
Operator: Ladies and gentlemen, welcome to the Rand Logistics Third Quarter 2009 Earnings Conference Call, on the 11th, February, 2009.

(Operator Instructions)

I will now hand the conference over to Lesley Snyder.

Please go ahead, madam.

Lesley Snyder: Thank you, Operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics’ Fiscal 2009 Third Quarter Conference Call.

On the call today, from the company, are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer.

This call is being webcast live, and a telephonic replay will be available following the call. Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics and its operating subsidiaries.

Forward-looking statements are statements that are not historical facts, but instead, statements based upon the current beliefs and expectations of the management of Rand Logistics.

Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements.

Rand assumes no obligation to revise any forward-looking projections that may be made in today's release or call. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, our CFO, will review the financial results; and I will summarize the prospects for our current shipping season. We will then open the call up for questions.

We are pleased with our financial and operational results for the third quarter and the first nine months of fiscal year 2009, as we believe they are indicative of the earnings capability of our fleet.

As a result of ongoing operational improvements, strategic acquisitions, vessel upgrades, and infrastructure investments, our third-quarter EBITDA increased by 135.5%, to $4.4 million versus $1.9 million for the same quarter last year.

To put our results in perspective, our EBITDA was $25.9 million for the first nine months of fiscal 2009, which is a 232.8% year-over-year increase over prior fiscal-year performance. This was driven by a 23.7% year-over-year increase in marine freight revenues to $83.9 million, and a 122.8% year-over-year increase in vessel margins to $34 million.

We are especially pleased with these results, given some external challenges in the macroeconomic environment that we faced in the second half of December, which Scott will discuss shortly in more detail.

The full integration of the former WMS and Voyageur vessels into our fleet enabled us to realize economies of scale during the 2008 shipping season due to greater scheduling flexibility and backhaul opportunities, which resulted in improved vessel utilization.

We continue to be pleased with the performance of these vessels in terms of both revenue generation and vessel margin per day. We are also very pleased thus far with the operating and financial performance of the Saginaw, which is exceeding the internal projections we developed to justify the re-powering project.

Based on actual fiscal 2009 results and the future prospects for these vessels, we expect these investments will continue to generate significant long-term shareholder value.

We believe that our business remains well protected as a result of the diversity of the end markets and customers that we serve, our low-cost operating position, the barriers to entry in our market, and the long-term contractual nature of our revenues.

Similar to prior years, we are currently spending a significant amount of our time with our customers to get as clear an understanding of the 2009 sailing-season requirements as possible. This includes a review of their demand forecasts and actual bookings. Based on these conversations and analysis, and the contractual commitments that we have in hand, we believe that our vessels will be fully utilized for the 2009 sailing season, and stand by the end-market guidance that we provided on our last investor call.

That being said, this is largely contingent on our customers' ability to forecast their end-customers’ needs, which is difficult in these fluid and uncertain economic times.

Now, I'd like to turn the call over to Scott for a review of our operations.

Scott?

Scott Bravener: Thank you, Laurence.

We were pleased with the operational performance of our vessels in the third fiscal quarter. As Laurence said, our third-quarter EBITDA was $4.4 million compared with $1.9 million in the third quarter of fiscal 2008, an increase of approximately 135.5%.

Third-quarter vessel margins, after expensed winter work, were $7 million or $6,457 per day versus $4.6 million or $4,312 per day in the same period last year, primarily due to performance improvements in the acquired vessels and increased operating leverage realized during the quarter.

Third-quarter results also benefited from improved freight rates on new and renewed contracts as well as contractual rate increases from existing contracts.

During the three-month period ended December 31, 2008, vessel margin for our Canadian operations, including acquired vessels, increased by CDN $1.7 million, or 41.5%.

The third-quarter results are particularly impressive in light of the fact that they were impacted by several unforeseen events. Firstly, the Canadian dollar weakened by nearly 20% versus the US dollar, compared to the same period in the prior year.

As a result of this decline, the vessel margin was reduced by $1.1 million, to an increase of $600,000 when translated to US dollars.

Second, although demand for our services continued to meet our expectations in October, November, and early December, the second half of December results were affected by the early shut down of both US and Canadian stone quarries, reflecting weakening economic conditions and the cessation of iron ore shipments to our only steel-manufacturing customer.

The early shutdown of the quarries and cessation of iron ore shipments resulted in our losing 85 days or 23% of the total sailing days during the month of December, relative to a theoretical maximum. We define sailing days as days the vessels is crewed and available for sailing.

Lastly, we encountered adverse weather conditions in December and the decline in demand for our services from the stone quarries limited our ability to efficiently schedule around these weather patterns.

During the fiscal third quarter, sailing days decreased 55 days to 1,019 days from 1,074 days during the same year-ago period as a result of the early shutdown of our customers' stone quarries.

As we have now completed our 2008 sailing season, and as we assess our operating performance, we believe that many of the strategic initiatives that we put in place over the last 18 to 24 months have meaningfully improved the long-term strategic position of our company.

Marine freight revenue per day increased by 10.5% to $27,352 per day for the nine months ended December 31, 2008 versus $24,763 per day for the comparable period last year.

During the 2008 sailing season, I am pleased to report that vessel margins for each of our vessels increased versus the 2007 sailing season. We were also able to dramatically improve substantially all of the operating metrics that we use to manage the business.

Vessel margin per day (after winter work) increased by 90.2% or $5,021 per day to $10,588 per day for the nine months ended December 31, 2008 versus $5,567 per day for the comparable period last year.

Notwithstanding the dramatic improvement in our profitability, I continue to see meaningful operating-improvement opportunities, particularly related to our US fleet.

Year to date, our Canadian-flagged vessels have performed up to our expectations and markedly better than last year. Specifically, excluding the aforementioned change in exchange rates, vessel margin from our four core Canadian-flagged vessels for the first nine months of fiscal 2009 was 16.9% higher relative to vessel margin in the same period last year, driven primarily by improved freight rates, new business, improved operating efficiencies, and a reduction in the number of vessel incidents more consistent with historic levels.

Our core US fleet continues to perform very well, as we build on the significant operating improvements realized by these vessels in fiscal year 2008 and during the first half of fiscal year 2009. Specifically, vessel margin from our core US vessels increased by 27.2% for the first nine months of fiscal year 2009 versus the same period last year, notwithstanding a 10-day decline in the number of sailing days.

Similar to our core Canadian fleet, we benefited from improved freight rates and the addition of new business. In addition, we have benefited from the capital that we have invested in these vessels over the past two years, resulting in improved operating efficiencies.

As we have stated previously, the three vessels purchased from WMS at the end of fiscal 2008 performed well during the nine months ended December 31, 2008. While their performance has met our initial projections, we have identified several key operating improvements associated with these vessels, and are in the process of implementing a number of maintenance initiatives this winter that will improve the reliability and operating performance of these vessels. If these initiatives are successful, we believe that they will enhance the future margin contribution from these vessels.

We are very pleased to report that we are continuing to exceed our internal forecasts related to the re-powering of the Saginaw. In the third quarter, the Saginaw's vessel margin (after winter work) increased almost 70% in Canadian dollars versus the same quarter last year.

Furthermore, while the Saginaw has sailed 72 less days or approximately 35.5% less days during the first nine months of fiscal year 2009, relative to the same period last year, its vessel margin through December 31, 2008 is 105% of the vessel margin (after winter work), achieved during the nine months ended December 31, 2007 in Canadian dollars.

During the nine-month period ended December 31, 2008, sailing days increased 328 days to 3,066 sailing days, compared to 2,738 sailing days during the nine-month period ended December 31, 2007.

The five vessels that we acquired during the fiscal year 2008 accounted for 634 of the increased days. This increase was offset by a decrease of 63 days in our core Canadian fleet, a decrease of 10 days in our core US fleet and a decrease of 233 days due to the retirement of a vessel.

Overall, we are very pleased that our nine-month and quarter ended December 31, 2008 results have demonstrated the earnings power of our assets, even in a challenging macroeconomic environment. The fundamentals of our business remain solid, and we are certain that there are continued operating efficiencies that we can realize from our fleet.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott.

I would like to now give you a more detailed explanation of our financials. Before I begin, please note that as of the first quarter of fiscal 2009, our financials no longer require the consolidation of the variable interest entity. For comparative purposes, in this presentation and our press releases, we will be presenting our numbers excluding the VIE, which management believes is the most precise means of making an informed comparison of our results versus last year.

Marine freight revenue (excluding fuel surcharges, outside charter, and other surcharges) during the three-month period ended December 31, 2008 was $24.2 million, a decrease of 7% from $26.0 million during the three-month period ended December 31, 2007.

The decline in the Canadian dollar versus the US dollar reduced our marine freight revenue by $3.3 million US dollars, as compared to using the prior year's exchange rate. We would have achieved a $1.5 million increase during the quarter using the prior year's exchange rate, despite the decrease in December sailing days.

Vessel margin per day equaled $6,457 for the third quarter versus $4,312 for the same quarter in the prior fiscal year. Please note that per our normal sailing cycle, our vessels are, for the most part, not operational during our fiscal fourth quarter due to winter work.

In addition, in the fourth quarter, we typically expense approximately $300,000 per vessel of winter work, which reduces our full-year average vessel margin by approximately $1,090 per day.

Our general and administration expenses decreased by approximately $200,000 to $2.3 million during the third quarter of fiscal year 2009, compared to $2.5 million during the same period last year. The decrease was attributable to a lower currency translation rate, partially offset by higher stock-option expenses, an additional provision for receivables allowance, and higher capital taxes due to state tax changes, compared to the prior year.

Our general and administrative expenses represented 6.4% of revenues during the three-month period ended December 31, 2008, compared to 6.9% of revenues during the three-month period ended December 31, 2007.

As Scott mentioned, during the quarter, the Canadian dollar declined by approximately 20% relative to the US dollar. Consequently, Canadian vessel margins were translated at a lower rate when compared with the prior year. The decline in the Canadian dollar exchange rate reduced our US dollar reported EBITDA for the quarter by approximately $1.2 million.

However, on the positive side, the decline in the Canadian dollar exchange rate also resulted in a $7.5 million decrease in the portion of our term debt denominated in Canadian dollars.

Interest expense increased 7.1% to $1.5 million during the third quarter of fiscal year 2009, from $1.4 million during the third quarter of fiscal year 2008.

The increase in interest expense was primarily a result of the additional indebtedness incurred in connection with our acquisition of the WMS vessels, and Saginaw re-powering, and a higher revolver balance.

We recorded a loss on interest rate swap contracts of $3.4 million during the three-month period ended December 31, 2008, as a result of adjusting our swap contracts to fair value at the end of the period.

Our senior credit facility requires us to enter into a specified level of interest rate swap contracts. The swap expense represents the change in fair value of the swap contracts, and is a non-cash charge that will reverse to income if we hold the contracts to the end of the term.

As a result of these items, our net income applicable to common stockholders decreased $4.2 million to a loss of $6.4 million during the three-month period ended December 31, 2008, compared to a loss of $2.2 million during the three-month period ended December 31, 2007.

Now I'd like to turn it over to Laurence.

Laurence Levy: Thanks, Joe.

In closing, the strong growth in marine freight revenue, vessel margins and EBITDA for the first nine months of fiscal year 2009 serve to highlight the effectiveness of our strategy.

As the underlying fundamentals of our business remain sound, and we have realized operating efficiencies from our fleet, we are confirming our guidance for the fiscal year 2009 of EBITDA of $18 million to $19.5 million.

We look forward to keeping you apprised of Rand's continued progress. With that, I would like to turn the call back to the operator, and open it up for questions.

+++ q-and-a
Operator: Thank you, sir.

(Operator Instructions)

The first question comes from Fred Buonocore. Please state your company name, followed by your question.

Fred Buonocore: Yes, Fred Buonocore from CJS Securities. Good morning, gentlemen.

Laurence Levy: Good Morning, Fred.

Fred Buonocore: Just a few things -- I wanted to go through some of the items that impacted the quarter. First and foremost, I think you gave us enough data points to back into this. But just to make it easy on all of us, as it relates to the impact of a change in the Canadian dollar on EBITDA, can you give us an easy way to think about what a percent change in the Canadian dollar does to your total EBITDA?

Laurence Levy: Fred, there are several factors that impact on this. But in ballpark terms, one can generally think that a decline of the Canadian dollar versus the US dollar of $0.01 results in a decrease in our EBITDA of somewhere over $100,000 per year.

However, I would highlight that, additionally, the company does receive a benefit in that we have a significant amount of our debt denominated in Canadian dollars. When that is translated into US dollars, using the lowered Canadian-dollar exchange rate, we have less US dollars-denominated debt as a result of that.

So just specifically in this quarter, you see the rough ratio of that occurring, where the Canadian dollar fell approximately 20%, compared to the prior-year EBITDA as a result -- declined by about $1.2 million just due to the exchange rate differential. And additionally, US-denominated debt declined by over $7 million as a result of the exchange rate change.

Fred Buonocore: Okay, got it -- great.

And then, as it relates to your stone customers -- I was trying to get an understanding of what happened there. It's been well-documented as to what's happening with the aggregate suppliers. And it shouldn't be that surprising that stone shipments might have softened -- but just trying to get a sense because you've talked about in the past that you largely haul stone for building. And it's really been the metallurgical stone used in steel production that's really seen the big slowdown, even though, relative to the building segment, it's been weaker -- although building, I'm sure, has been slowing as well.

But can you give us a sense for what the quarries -- what the thought process is behind the quarries? Them closing early -- was it related to not wanting to be mining, and building up an inventory of this metallurgical stone? Or was it both softness on the steel side and the building side that you think made them elect to shut down a couple weeks early? Thank you.

Laurence Levy: Scott, could you address that, please?

Scott Bravener: That's a good question, Fred. The impact to us in December wasn't so much the softening of demand, although that certainly had an effect. But it was the actual closing of the quarries. And the early closing was really precipitated when the credit crisis took hold and more than half the blast furnaces in North America and in the Great Lakes Region were shuttered at that time.

And there was a precipitous drop in the demand for metallurgical stone, which is the main product of the quarries that they're crushing. They're really crushing the construction aggregate as a by-product of that process.

And they get into December, which is generally a difficult month, with freezing temperatures, for the quarry to -- for their production, anyways. And with the dramatic drop in demand for their metallurgical stone, they made the decision to shutter the quarries early as a cost-savings measure. And that really impacted us, and it limited our scheduling. It limited our customer availability. And we weren't able to schedule around weather in December. And we were restricted to certain markets.

So it all -- you had to lay up a couple vessels earlier than what we had anticipated as a result. And it also impacted the scheduling of the vessels that continued to operate.

Fred Buonocore: Got it. So you touched on this a bit in the prepared remarks. But so, as we move towards the start of the sailing season -- late March, early April -- what do you think will be happening with the quarries? Do you think they'll open on time?

You've said you're fully booked, but will you -- do you think you'll start shipping at the beginning of this season, or do you think there will be a delay there?

Scott Bravener: As you know, Fred, we’re still a good month and a half, almost two months away, from the start of our season. But from what we know today, in talking to our customers and the aggregate producers, there's still a little bit of uncertainty as to their opening dates. We do anticipate it being slightly later than normal in the first week or so, or going into the second week of April, before they get up to full production when typically, they're getting started around the first of April.

But we do anticipate an impact in early April. But once they're up and producing, then we'll be fully booked from that point on. And the actual impact in sailing days -- although we haven't quantified it yet -- with the late sailing of several vessels last year, in April, we don't expect our sailing dates to change that dramatically from what we experienced last year.

Fred Buonocore: Got it. And, then, one final question, and I'll jump back in queue.

Are you getting a sense from any customers that they're, maybe, electing to hold back on production of their commodities, just over concern of carrying receivables from their customers -- particularly, as we've moved into the slow calendar first quarter?

So basically, they've just stopped shipping stuff just because they don't want to be carrying a big and, possibly, uncertain receivable from an end customer? Thank you.

Laurence Levy: Scott, go ahead.

Scott Bravener: Certainly, Fred. That's probably played a part in the decision to not build inventories in the late fall, with what's happening in the credit markets.

But through our discussions we've had throughout the winter with our customers, that has not come up. The primary driver in everything right now, in our market, seems to be what's happening with the steel mills and what they're looking at; and certainly, through our first quarter of next year, and the second quarter, they're certainly not expecting a dramatic rebound in steel production.

Fred Buonocore: Got it. No, that makes sense. Thank you very much.

Operator: (Operator Instructions)

The next question comes from Fred Buonocore. Please state your company name, followed by your question.

Fred Buonocore: I'm back.

Laurence Levy: Welcome back.

Fred Buonocore: I also actually wanted to ask about -- you talk about WMS vessel -- or former WMS vessel maintenance initiatives. Can you maybe quantify what we're looking at there in terms of the investment, and when we'll see that impact? Is that going to fall into the normal Q4 maintenance, or will these be sizeable capital expenditures?

Laurence Levy: Scott, please go ahead.

Scott Bravener: Most of those initiatives are being instituted in the normal Q4 maintenance and CapEx program, Fred, some of which relate to unloading improvements, efficiency improvements in the unloading systems of the vessels, and improvements to the reliability of the main engines.

We've instituted a program -- we've rebuilt the main engines. We've rebuilt currently three of the six engines of the vessels that we acquired. And we will have the balance of them done prior to sailing this season. We lost a substantial amount of time on two of those vessels last year with engine problems from lack of maintenance by the previous owners.

Fred Buonocore: Got it.

So is a rebuild of that nature similar to what you did on the Saginaw or is it lower?

Scott Bravener: No, this is more a normal major engine overhaul.

Fred Buonocore: As opposed to a full-on replacement of the power plant?

Scott Bravener: Yes. We're talking a few hundred thousand dollars per engine.

Fred Buonocore: Got it. And then you were talking about freight-rate improvements. And I just wanted to get -- to the extent you can give some sort of quantification to this -- what we're looking at in terms of maybe a blended rate increase or escalation on renewal contracts versus the impact of more recently -- I guess what I'm trying to get at is what's the average rate increase you're seeing just from annual escalators on existing multiyear contracts versus the increase or benefit that you're seeing from recent renewals, or on new renewals that you'll get with new freight rate increases in the coming year -- to get a sense for maybe a blended freight rate increase that you're looking at?

Laurence Levy: Scott, please respond to that.

Scott Bravener: Okay.

As you're aware of, Fred, we do not have much in the way of contract renewals in this current off-season.

Fred Buonocore: Right.

Scott Bravener: We renewed a significant portion of our business last year, in a favorable environment -- multiyear contracts with multiyear rate increases.

On average, our rate increases through this year will be similar to what we've seen last year. Anything that is being renewed in this environment -- it is a difficult environment right now to try and push through the type of rate increases that we were able to achieve last year.

Fred Buonocore: Right.

But you -- this year -- this coming year, relative to last year, will you have any fewer, or a similar number of renewals coming up? I know you had quite a few renewals that you did in the last, I guess, 18 to 24 months.

Scott Bravener: That is correct. And over the next two years, we have a very small percentage of our business that's actually falling off.

Most of our major customers have been renewed in the last 18 to 24 months.

Fred Buonocore: Got it. So would you say, maybe, it's less than 20% of your contracts coming up for renewal?

Scott Bravener: Yes.

Fred Buonocore: Okay, very good. Thank you.

Laurence Levy: Thanks, Fred.

Operator: The next question comes from Ross Haberman. Please state your company name, followed by your question.

Ross Haberman: Good morning, gentlemen. How are you?

Laurence Levy: Good morning, Ross.

Ross Haberman: Could you just explain -- I didn't quite understand the aggregate issue. Was that a deferral of a contract? Was that a cancellation or -- when they closed down the quarries, if they have a contract to ship X-amount of tons of stone, and they just don't do it, is that basically just lost business without any recourse? I didn't quite understand how that process worked.

Laurence Levy: Scott, could you respond, please?

Scott Bravener: The quarry shut down was really within the last two weeks of the sailing season, so that the volumes that were involved had a large impact on our scheduling, and then our ability to schedule the vessels.

But the volumes that were involved were not that significant. And being that it's the end of the season, the customers had already met their minimum commitments at that point. So no, there is not recourse for them closing their facilities early at that point.

Ross Haberman: Do you, based on what you could see today, have you seen any cancellation of contracts, any decrease of minimums or anything like that going into the spring season, like you saw at the end of the season for the stone companies?

Scott Bravener: Our aggregate volumes are going to be similar, in most cases, to last season, and in a couple of cases, larger, as the volumes, in general, that are going to be shipped on the Great Lakes this year will be down from last year, even. But our market share will remain steady or increase.

Ross Haberman: And just one quick question for -- I think it's Larry. Basically, what you're saying, looking at the cash flow -- you're generally expecting a $5 million or $6 million EBITDA loss for the seasonally slow fourth quarter. Is that correct?

Laurence Levy: The fourth quarter, in fact, it's not slow. We basically stop shipping, to a large extent. And that is the period during which we do our winter work.

In approximate terms, you are in the correct ballpark, Ross.

Ross Haberman: Okay.

Laurence Levy: So that's basically made up of our winter-work expenses and our ongoing G&A during that fourth-quarter time period.

Joe McHugh: Just to refine the question -- you're talking about the actual loss in the fourth quarter?

Ross Haberman: EBITDA loss, yes -- because you're saying you -- same thing as for -- I'm just looking at the $25.8 million of EBITDA for the nine months, less your expectation of what -- $18 million to $19 million, I think, for the year.

Joe McHugh: Right. Just to refine that, if you look at the components of that, our G&A rate, depending on the Canadian dollar, is somewhere in the $2.3 million range. And then, with 12 vessels at around $300,000 a vessel, there'd be about another $3.6 million, depending on the Canadian currency.

Ross Haberman: Okay.

Joe McHugh: So that number should be, we think, a little less than $6 million on an EBITDA basis.

Ross Haberman: Got it.

Joe McHugh: Now, we do have the depreciation and interest expense that'll bring down the net-income number and the amortization expense.

But we still believe we're in that prior guidance that we gave -- in that range of a prior guidance -- this year's EBITDA guidance.

Ross Haberman: Okay.

I have just one question in terms of your bank indebtedness. How much is due in the coming year?

Joe McHugh: We pay a flat rate right now of -- in Canadian dollars and US dollars -- of about $1.1 million, depending on the exchange rate per quarter. So it's about $4.3 million a year -- and you can see that in the current portion of the long-term debt.

Ross Haberman: Right. And how much of that is fixed versus floating -- I guess, taking into account your -- the swap you entered into?

Joe McHugh: The swap we entered into was for all of the term debt, although the portion that we have under the swap drops down in December of '09. But right now, all of our term debt is under that swap. So it's all fixed at about 4.09% plus our LIBOR margin on the Canadian-side term debt, and then 3.65% and the applicable margin, which is 3.75% on the US term debt.

Ross Haberman: So nothing floats, you're saying, given your swaps at the moment? It's all fixed?

Joe McHugh: It's all fixed.

Ross Haberman: Okay. Thank you, guys.

Laurence Levy: Thank you, Ross.

Operator: The next question comes from Matthew Campbell. Please state your company name, followed by your question.

Matthew Campbell: Good morning -- Knott Partners. Scott, I was wondering if you could just clarify a comment. I think you said volumes on the Great Lakes for fiscal '10 would be down, but your volumes would be up. Could you comment on that, and what you're seeing from competition?

Scott Bravener: Okay, Matt. What I said was our stone volumes would be steady or slightly higher as a result of our market share within the aggregate markets. Based on what we know right now, we expect construction aggregates to be down in the 5% to 10% range for fiscal '10 this year, and the metallurgical stone in the 20% to 30% range.

As you may or may not be aware, we do not participate, to a large degree, in the metallurgical stone segment of the market. We're more in the construction side of the market, which is particularly well suited to the size of our vessels.

We're seeing a significant rebound in our salt tonnages for this year, as one of our customers had production issues with some large capital-expenditure items that were underway in their mine last year.

So our volumes are, based on what we know today, going to be steady to increasing in most of our markets, other than in the steel market, which we expect to be down from last year, but we don't have a large exposure to.

As you are aware, there has been quite a bit of consolidation in recent years in the Great Lakes. The number of players has been significantly reduced. And we think there is much more discipline in the market. And some of our competitors have been impacted pretty severely by the downturn in the steel market, as they have a much larger exposure to the steel segment of the business. And there will be a number of vessels that do not sail in the first quarter of this year.

Matthew Campbell: Okay.

And could you expand a little bit more on some detail on how you get more efficiencies out of your boats -- predominantly, the US boats -- operating efficiencies?

Scott Bravener: The primary driver in improvements in the operating efficiencies is getting the consistency and improvements in unloading rates. We've seen great improvements last year, through both the capital expenditures that we did on those vessels, and also improved training and personnel recruitment and retention in key positions on those vessels.

And we expect to follow it up with further improvements in efficiencies, both thorough continued CapEx, improving the reliability, as we talked about earlier in the call, with a couple of the vessels that we had acquired, and also improving on discharge rates on those vessels, together with continuing improved performance.

We have much better performance from our Canadian vessels, historically, and we're getting pretty close to those levels with our US fleet. But we still have room to improve in that area.

Matthew Campbell: Thank you very much.

Laurence Levy: Thanks, Matt.

Operator: The next question comes from Robert Henderson. Please state your company name, followed by your question.

Robert Henderson: Good morning, Rob Henderson, from Rutabaga Capital.

Laurence Levy: Hi, Rob.

Robert Henderson: Hi. I just wanted to clarify, then, if the stone quarries decide not to take delivery until the second week of April, or maybe its pushed off until the third week of April -- even though demand for the overall season is pretty good, there isn't a way for you guys to economically reschedule those boats for the first or the second week of April, even though you know now that you'll be underutilized then. Is that right?

Laurence Levy: Scott, please respond.

Scott Bravener: Could you say that again, Rob, please?

Robert Henderson: Even though you know now, ahead of time, that the quarries will be shut at the beginning of April, is there any way for you to reschedule those boats that are not going to be used for stone to be used for something else at the beginning of April?

Scott Bravener: To answer the first part of that, Rob -- you may have misunderstood us -- we do not have a definitive date for the opening at the quarries. We expect that it could be somewhat delayed. But what we're being told right now is "anywhere from a normal April 1st operating until April 15th." They haven't made a definitive decision on the major quarries yet.

To answer the second part of your question -- we will be running other commodities during that period, but probably not with a full fleet of boats. We'll be slower in bringing our vessels out, and that's why I referred to earlier -- that our April sailing days will be somewhat less than normal -- our expectation, right now, for some of our vessels.

But we think that's going to be offset, partially. We had a number of vessels last year that didn't sail until late in April because they were undergoing five-year dry-docking. So we expect our April days to be quite similar to what we experienced last year, which is not normal for our fleet. Normally, we're operating in the full month of April with our full fleet. We didn't have that last year, and we expect it to be similar this year.

Robert Henderson: Okay. Thank you.

Operator: (Operator Instructions)

There appear to be no further questions. Please continue with any other points you wish to raise.

Laurence Levy: With that, I'd like to close our call for the quarter and thank all our investors and our other call participants for taking the time to listen with us.

We are excited about Rand's future and look forward to keeping you updated as the company makes further progress. Thank you all.

Operator: This concludes the Rand Logistics Third Quarter 2009 presentation. Thank you for participating. You may now disconnect.